EXHIBIT 99.1

Corporate Headquarters 5333 Westheimer, Suite 600 Houston, Texas 77056
NEWS RELEASE
Contact:	Jon C. Biro Kathy Barnett

Phone:	713-351-4100
Fax:	713-335-2222
Website:	www.icopolymers.com
Pages:	1

ICO, Inc. Announces Appointment of John F. Gibson
to Board of Directors

Houston, TX, December 9, 2003 – ICO, Inc. ( Nasdaq : ICOC) announced today that its Board of Directors has appointed John F. Gibs on to serve on the board, filling a vacant seat. Mr. Gibson shall serve as a Class II Director of the Company, with a term ending at the Company's 2005 annual meeting.

Since September 2003, Mr. Gibson has been the Chief Executive Officer of Integral Wealth Management, Inc., a private Canadian wealth management firm.  From August of 1997 until August of 2002, he served as Chief Executive Officer of Patriot Equities Corporation (PEQ:TSX), a Canadian public real estate company that was sold and taken private in August of 2002.

Through twenty plants worldwide, ICO Polymers produces and markets ICORENETM and COTENETM rotational molding powders, as well as ICOFLOTM powdered processing aids and ICOTEXTM powders for textile producers. ICO additionally provides WEDCOTM size reduction services for specialty polymers. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates, and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, demand for the Company's services and products, business cycles and other industry conditions, prices of commodities, international risks, operational risks, strategic alternatives available to the Company, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2002 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.